Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)Form S-8 No. 333-281226 pertaining to the Mueller Industries, Inc. 2024 Incentive Plan,
2)Form S-3 No. 333-182906 pertaining to the registration of 20,845,718 shares of Mueller Industries, Inc. common stock,
3)Form S-8 No. 333-232882 pertaining to the Mueller Industries, Inc. 2019 Incentive Plan,
4)Form S-8 No. 333-197609 pertaining to the Mueller Industries, Inc. 2014 Incentive Plan,

of our reports dated February 26, 2025, with respect to the consolidated financial statements of Mueller Industries, Inc. and the effectiveness of internal control over financial reporting of Mueller Industries, Inc., included in this Annual Report (Form 10-K) of Mueller Industries, Inc. for the year ended December 28, 2024.

/s/ Ernst & Young LLP
Ernst & Young LLP
Memphis, Tennessee
February 26, 2025